Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the description of our role in the real property valuation process set forth under the heading “February 28, 2023 NAV per share” in this Post-Effective Amendment No. 26 to Hines Global Income Trust, Inc.’s Registration Statement No. 333-251136 on Form S-11 and the related prospectus and prospectus supplements that are a part thereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.
April 11, 2023